Ex. 99.1

news release

For Immediate Release	Contact: Mark Borman – Investor Relations 952.917.0590 mark.borman@adc.com

Jon Secrest – Public Relations 952.917.0232 jon.secrest@adc.com

ADC Announces Agreement to Acquire LGC Wireless

Conference call, October 22, 8:30 a.m. Eastern Time (details below)

•	Strategic Acquisition of Global Leader in In-Building Wireless Solutions Accelerates Execution of ADC’s All IP Radio Access Network (IP RAN)

•	LGC Wireless Sales Likely to Double in 2007 and Increase ADC’s Overall Growth Rate

•	Combination of ADC and LGC Wireless Product Families Creates an Extensive Set of Market Leading Wireless Capacity and Coverage Options for Our Customers

•	Further Enhances ADC’s Growth Strategy To Become The Global Communications Network Infrastructure Leader By Building Scale In Wireless Connectivity From The Central Office, Through The Outside Plant and Into Customer Premises

•	LGC Wireless Acquisition More Than Doubles ADC’s Wireless Business To Over 9% Of Total ADC Sales

•	Post-Close Diluted Earnings Per Share From Continuing Operations Expected To Be Non-Dilutive in Fiscal 2008 and Accretive Thereafter, Excluding Acquisition-Related Charges, Intangibles Amortization And Stock Option Expense.

MINNEAPOLIS – October 22, 2007 – ADC (NASDAQ:ADCT, www.adc.com) today announced an agreement to acquire LGC Wireless (www.lgcwireless.com), a market leader in specialized wireless coverage and capacity solutions for carriers and the enterprise. This acquisition represents a central part of ADC’s All IP Radio Access Network (IP RAN) strategy announced earlier this year. LGC’s network systems mobile switching and wireless office solutions will augment ADC’s existing outdoor solutions. The acquisition will further enhance and add scale to ADC’s existing line of wireless capacity and coverage solutions in a fast-growing market. It will also support ADC’s long-term goal of being the leading global provider of network infrastructure solutions. LGC Wireless had sales of $83 million in the last 12 months ended September 30, 2007 compared to sales of $43 million in the year ended December 31, 2006. The company has approximately 240 employees. A presentation describing this strategic acquisition can be obtained at http://www.adc.com/investorrelations/presentations/.

“LGC Wireless is the acknowledged leader in in-building wireless solutions, which is a strong growth market and is in the early stages of its growth curve. This acquisition fits well with our strategy for capturing the strong growth potential of the wireless capacity and coverage market. Acquiring LGC Wireless further diversifies our revenue base by more than doubling our wireless business to over 9% of total ADC sales and will increase ADC’s overall growth rate. This acquisition is expected to be non-dilutive to earnings per share in fiscal 2008 and accretive thereafter, excluding acquisition-related charges, acquired intangibles amortization and stock option expense,” said Robert E. Switz, president and CEO of ADC. “The strategic value of this acquisition is created from combining ADC’s advanced outdoor wireless solutions, global scale, worldwide customer base, and innovations in connectivity with LGC Wireless’ advancements and market leadership in the in-building wireless solutions market. The transaction thereby creates a leading platform for serving carriers’ capacity and coverage needs.”

“ADC has a long history in wireless coverage and capacity solutions with important digital wireless intellectual property. We have been investing in a portfolio of new products built on a vision of the next-generation radio access network,” Switz added. “We are building and marketing IP radio access nodes and distributed antenna systems for several important application areas: the home, business and outdoor venues, such as campuses, public sites and hard-to-serve areas like tunnels and canyons. These products are designed to address both coverage and capacity for emerging data and video intensive wireless handsets while providing attractive economics for carriers.”

“I am excited at this opportunity to merge LGC Wireless into ADC and strengthen our leadership in the advancement of next-generation wireless coverage and capacity solutions for communications operators and enterprises worldwide,” said Ian Sugarbroad, president and CEO of LGC Wireless. “ADC has a strong financial and market position, solid intellectual property and the global reach of sales into more than 130 countries. LGC has market leadership in in-building wireless capacity and coverage solutions. The combined entities will have the resources, distribution and support to make our combined offerings the best available wireless solutions for our customers worldwide.”

Summary of Transaction Terms
ADC has agreed to acquire LGC Wireless for a total valuation of approximately $169 million. This includes a purchase price for the outstanding equity interests of LGC for approximately $148.5 million. Under the transaction ADC has agreed to pay cash for all the shares of LGC outstanding at the time of the closing. Optionholders of LGC shares will be given the opportunity to either receive a cash payment for their options or an exchange of the options for options to acquire ADC shares. If all of the LGC optionholders elect to exchange their options for options to acquire ADC shares, then ADC would pay approximately $136 million in cash and issue options to acquire ADC shares worth approximately $12.5 million. ADC also will assume certain transaction expenses, LGC employee bonuses and the assumption of LGC’s current debt, in aggregate approximately $20.5 million. The transaction is expected to close during the next 30 to 90 days. Closing of the transaction is subject to approval by necessary regulatory authorities as well as customary closing conditions. After closing the transaction, ADC expects to take a charge for various acquisition-related expenses, the amount of which has not been determined. Excluding this charge and future amortization of acquired intangibles and stock option expense, ADC expects the acquisition to be non-dilutive to earnings per share from continuing operations in fiscal 2008 and around $0.02-0.04 accretive in fiscal 2009.

Exciting Growth Potential
Based on industry analysts’ estimates and ADC’s own proprietary market research, the wireless capacity and coverage market’s global growth potential is significant around the world. This research provides the following estimates:

•	As many as 70% of cellular phone calls and text messages today are completed indoors. Wireless carriers and enterprise customers alike are looking for ways to provide economical, seamless and dependable solutions inside buildings.

•	The in-building wireless market is estimated to be $1.6 billion in 2007 and expected to grow to $2.9 billion in 2010, a 23% compound growth rate. LGC Wireless is a leading provider of solutions to Fortune 500 companies and is a market leader in the United States, Middle East and Latin America.

•	Within the wireless in-building coverage and capacity market, active electronics in-building systems are growing at an even faster 33% compound growth rate to address the needs of emerging 3G and 4G networks.

Leading the Advancement of IP RAN Wireless Solutions
ADC’s complete line of turn-key broadband and carrier wireless solutions are transforming the wireless network edge, providing coverage and capacity solutions where needed to serve existing 2G, 3G and emerging 4G networks. From our flexible and scalable outdoor radio head platform, FlexWave Universal Radio Head (URH), to extended fiber reach via FlexWave Millimeter Wave (MMW), to indoor and campus coverage and capacity with FlexWave Base Station System (BSS) solutions, to high-speed wireless backhaul with FlexWave WMX WiMAX, carriers consistently look to ADC for reliable solutions. ADC’s wireless solutions portfolio also includes the Digivance line of distributed antenna system (DAS) products and the ClearGain Tower-Mounted Amplifier (TMA) and Ground-Mounted Amplifier (GMA) products.

With more than 10,000 systems shipped worldwide to more than 100 countries, LGC Wireless’ scalable, high-performance indoor solutions are at work inside buildings in all categories of major venues and industries. In addition, as a leading supplier of compact GSM and CDMA wireless networks, LGC Wireless also provides specialized solutions to mobile operators for a broad range of applications. LGC Wireless’ products offer low-cost installation, end-to-end monitoring and management, and easy integration of emerging wireless technologies.

Today’s Conference Call at 8:30 a.m. Eastern
ADC will discuss its acquisition of LGC Wireless on a conference call scheduled today, October 22, at 8:30 a.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489. Starting today at 11:30 a.m. Eastern time, the replay of the call can be accessed until 23:59 p.m. Eastern time on October 29, 2007 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 20265560).

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

About LGC Wireless
With more than 10,000 systems shipped worldwide to more than 100 countries, LGC Wireless is the leader in specialized wireless coverage and capacity solutions for carriers and the enterprise. LGC Wireless is based in San Jose, California USA and is privately held. For more information, please visit www.lgcwireless.com.

Cautionary Statement Regarding Forward Looking Information
All forward-looking statements contained herein, particularly those pertaining to ADC’s expectations for the performance of the acquisition as well as future operating results, reflect management’s current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC cautions that any forward-looking statements made by us in this report or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: any statements regarding the future performance of the acquisition; our ability to integrate the operations of the acquired businesses with our own operations and to realize planned synergies from the transaction; future sales; profit percentages; earnings per share and other results of operations; expectations or beliefs regarding the marketplace in which we operate and market growth rates related to the acquisition; the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity; the demand for equipment by telecommunication service providers, from which a majority of our sales are derived; the fact our business is increasingly dependent on project-based capital deployment initiatives by our customers for which sales are more prone to significant fluctuations; our ability to operate our business to achieve, maintain and grow operating profitability; macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment; consolidation among our customers, competitors or vendors which could cause disruption in our customer relationships or our displacement as an equipment vendor to the surviving entity in a customer consolidation; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices with respect to acquisitions or divestitures; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we presently feel have the greatest growth potential; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, such as variations in demand for particular products in our portfolio that have varying profit margins; the impact of regulatory changes on our customers’ willingness to make capital expenditures for our equipment and services; financial problems, work interruptions in operations or other difficulties faced by our customers or vendors, which can influence future sales to customers as well as our ability to either collect amounts due us or obtain necessary materials and components; economic and regulatory conditions both in the United States and outside of the United States, as a significant portion of our sales come from non-U.S. jurisdictions; our ability to protect our intellectual property rights and defend against infringement claims made by other parties; possible limitations on our ability to raise additional capital if required, either due to unfavorable market conditions or lack of investor demand; our ability to attract and retain qualified employees in a competitive environment; potential liabilities that could arise if there are design or manufacturing defects with respect to any of our products; our ability to obtain raw materials and components and the prices of those materials and components, which can be subject to volatility; our dependence on contract manufacturers to make certain of our products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our results; our ability to successfully defend or satisfactorily settle any pending litigation or litigation that may arise; fluctuations in the telecommunications market, and other risks and uncertainties, including those identified in the section captioned Risk Factors in Item 1A of ADC’s Annual Report on Form 10-K/A for the year ended October 31, 2006 and as may be updated in Item 1A of ADC’s subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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